Investor Contact:    Alex Lewis                                                                   NEWS RELEASE
               877-784-7167

Media Contact:      Debbie Atkins
               864-597-8361

DENNY’S CORPORATION ANNOUNCES OPERATIONAL REALIGNMENT

SPARTANBURG, S.C., September 17, 2007 – Denny’s Corporation (NASDAQ: DENN) today announced that as part of the Company’s long-term strategic plan it is realigning its operational structure in order to better position the Company to execute on its strategic initiatives.  These include a greater emphasis on its role as a leading franchisor, driving new restaurant development and developing new products and facilities to attract both customers and franchisees to Denny’s.

The Company has reorganized its field management structure for both company and franchise operations as well as certain support functions.  These actions will result in the elimination of 80 to 90 positions and contribute to annual cost reductions of $8 to $9 million.  The Company expects to reinvest approximately $3 million of these savings into initiatives to drive sales and unit growth as well as to enhance operational performance.  For the fourth quarter of 2007, the cost reductions, net of certain one-time expenses, are expected to total approximately $1 million.

“This realignment is part of an ongoing effort to improve the way we manage our business in order to strengthen the Denny’s brand,” said Nelson Marchioli, President and Chief Executive Officer.  “By optimizing our field leadership structure, investing in an expanded management training program and placing more accountability and responsibility on restaurant-level management we believe our restaurants will operate more effectively and efficiently.

“Over the next few years, we expect our organization will continue to evolve in order to support our strategic initiatives.  We are reallocating resources to fund innovation and growth at Denny’s to ensure that we are more responsive, more relevant and more profitable in an increasingly competitive industry,” Marchioli concluded.

 Business Outlook

Including the continued challenging consumer environment as well as the cost savings associated with today’s announcement, the Company expects to meet its previously issued 2007 full-year earnings guidance of $0 to $10 million of adjusted income before taxes.  This income measure excludes expected restructuring charges of approximately $4 to $4.5 million in the third quarter attributable to severance and other expenses associated with the Company’s strategic realignment.

About the Company

Denny’s is America’s largest full-service family restaurant chain, consisting of 488 company-owned units and 1,051 franchised and licensed units as of June 27, 2007, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).